UNITED STATES
securities and exchange commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

CHINA RECYCLING ENERGY CORPORATION
(Exact Name Of Registrant As Specified In Charter)

Nevada	000-12536	90-0093373
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shan Xi Province

China 710068
(Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 8, 2014, China Recycling Energy Corporation (the “Company”) entered into a Standby Equity Distribution Agreement (the “Equity Distribution Agreement”) with YA Global Master SPV Ltd., a Cayman Islands exempt limited partnership (the “Investor”). The Equity Distribution Agreement will become effective on the date on which the Securities and Exchange Commission (the “SEC”) declares effective a registration statement registering the resale of the shares to be sold pursuant to the Equity Distribution Agreement by the Company to the Investor.

Pursuant to the Equity Distribution Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to $50,000,000 of the Company’s common stock, over a period which is the shorter of the 24 month period from the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Equity Distribution Agreement or the 36 month period following the execution of the Equity Distribution Agreement, but no later than the date on which the Investor has made payment for advances equaling $50,000,000.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Equity Distribution Agreement by delivering an advance notice to the Investor. The maximum value of shares that the Company is entitled to put to the Investor in any one advance notice shall not exceed shares with a purchase price of $5,000,000, calculated in accordance with the Equity Distribution Agreement. The Company may deliver subsequent advance notices from time to time.

The purchase price shall be set at ninety-nine percent (99%) of the lowest daily volume weighted average price (“VWAP”) of the Company’s common stock during the five consecutive trading days immediately following the delivery of the advance notice (the “Pricing Period”). The advance notice will automatically be reduced by twenty percent (20%) for each trading day (an “Excluded Day”) during the Pricing Period that the Company's common stock is below ninety percent (90%) of the last closing price of the common stock of the Company on the principal market at the time of the delivery of the advance notice (the “Minimum Acceptable Price”). Any advance notice with an Excluded Day will automatically be increased by the number of shares of the Company's common stock sold by the Investor on the Excluded Day at a price equal to the Minimum Acceptable Price.

The Investor will not be permitted to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended. Any portion of an advance notice that would exceed the pricing period volume limitation will be deemed to have been automatically withdrawn. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

The Equity Distribution Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Equity Distribution Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Equity Distribution Agreement. The Equity Distribution Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Equity Distribution Agreement.

Pursuant to the terms of the Equity Distribution Agreement, the Company is obligated to file one or more registrations statements with the SEC to register the resale by the Investor of the shares of common stock issued or issuable under the Equity Distribution Agreement.

In connection with the Equity Distribution Agreement, the Company will pay to the Investor a commitment fee in the amount of $375,000 payable in cash within ten days of the effective date of the registration statement. The Company will also pay to the Investor a due diligence and structuring fee totaling $12,000. $6,000 of the due diligence and structuring fee was previously paid by the Company to the Investor and the other $6,000 is required to be paid within five trading days of the date of the Equity Distribution Agreement.

Investors should read the Equity Distribution Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the SEC.

The description contained herein of the terms of the Equity Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Equity Distribution Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On July 11, 2014, the Company issued a press release announcing its entry into the Equity Distribution Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed with this report.

Exhibits Number	Description
10.1	Standby Equity Distribution Agreement
99.1	Press Release, dated July 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation
(Registrant)

Dated: July 11, 2014	/s/ David Chong
David Chong Chief Financial Officer and Secretary